Exhibit 99.4

Letter to Clients

FIRST BANCORP.
Offer to Exchange

Up to 256,401,610 shares of Common Stock for any and all of the issued and outstanding shares of:

7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A of
First BanCorp. (“Series A Preferred Stock”) (CUSIP: 318672201),

8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B of
First BanCorp. (“Series B Preferred Stock”) (CUSIP: 318672300),

7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C of
First BanCorp. (“Series C Preferred Stock”) (CUSIP: 318672409),

7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D of
First BanCorp. (“Series D Preferred Stock”) (CUSIP: 318672508), and

7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E of
First BanCorp. (“Series E Preferred Stock”) (CUSIP: 318672607) (collectively, “Preferred Stock”)
on the terms and conditions set for in the Prospectus (as defined below)

The Exchange Offer will expire at 11:59 P.M. New York City time, on August 24, 2010 (the “expiration date”), unless First BanCorp. extends the Exchange Offer or terminates it early. Tendered shares of Preferred Stock may be withdrawn at any time on or prior to the expiration date.

July 16, 2010

To Our Clients:

Enclosed for your consideration is the preliminary prospectus dated July 16, 2010 (the “Prospectus”) and the accompanying letter of transmittal, relating to the offer of First BanCorp. (the “Corporation”) to exchange its outstanding shares of Preferred Stock for shares of its common stock, par value $1.00 per share (“Common Stock”), upon and subject to the terms and conditions set forth in the Prospectus. All capitalized terms used herein and not defined herein have the meaning ascribed to them in the Prospectus.

Upon the terms and subject to the conditions described in the Prospectus and the accompanying letter of transmittal, we will issue up to 256,401,610 shares of our Common Stock in the Exchange Offer for any and all outstanding shares of Preferred Stock. The Corporation will not issue fractional shares of its Common Stock in the Exchange Offer. Instead, the number of shares of Common Stock received by each holder whose shares of Preferred Stock are accepted for exchange in the Exchange Offer will be rounded down to the nearest whole number.

We are the holder of the Preferred Stock held for your account. A tender of such Preferred Stock can be made only by us as the holder pursuant to your instructions. The enclosed specimen letter of transmittal is furnished to you and for your information only and cannot be used by you to tender shares of Preferred Stock held by us for your account.

Your attention is directed to the following:

1. Upon the terms and subject to the conditions described in the Prospectus and the letter of transmittal, the Corporation will issue up to 256,401,610 shares of our Common Stock in the Exchange Offer.

2. The Exchange Offer is subject to conditions set forth in the section of the Prospectus entitled “The Exchange Offer—Conditions of the Exchange Offer.”

3. Any transfer taxes incident to the transfer of the Preferred Stock from the holder to the Corporation will be paid by the Corporation, except as otherwise provided in the Instructions in the letter of transmittal and the section of the Prospectus entitled “The Exchange Offer—Transfer Taxes.”

4. The Exchange Offer expires at 11:59 P.M., New York City time, on August 24, 2010, unless extended or earlier terminated by the Corporation.

If you wish to tender your shares of Preferred Stock, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. Such instruction form should be returned to us as promptly as possible in order to permit sufficient time to allow us to make a tender on your behalf in accordance with the provisions of the Exchange Offer.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by First BanCorp. with respect to its Preferred Stock.

This will instruct you to tender the shares of Preferred Stock held by you for the account of the undersigned upon and subject to the terms and conditions set forth in the Prospectus and the related letter of transmittal.

☐	Please tender the shares of Preferred Stock held by you for my account as indicated below:

Aggregate Liquidation Preference of Preferred Stock

7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A:	$

8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B:	$

7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C:	$

7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D:	$

7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E:	$

☐	Please do not tender any shares of Preferred Stock held by you for my account.

Dated:  ,

SIGN HERE

Signature(s)

Please print name(s) here

Address(es)

Area Code and Telephone Number

Tax Identification or Social Security No(s).

None of the shares of Preferred Stock held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all Preferred Stock held by us for your account.

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